Exhibit 10.1

EXECUTION VERSION

AGY HOLDING CORP.,

AGY AIKEN LLC, and

AGY HUNTINGDON LLC,

as Borrowers

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of June 15, 2012

$60,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

UBS AG, STAMFORD BRANCH,

as Administrative Agent

and

UBS SECURITIES LLC,

as Documentation Agent

7.5.	No Assumption of Liability	57
7.6.	Further Assurances	57
7.7.	Foreign Subsidiary Stock	57
Section 8. COLLATERAL ADMINISTRATION		57
8.1.	Borrowing Base Certificates	57
8.2.	Administration of Accounts	57
8.3.	Administration of Inventory	58
8.4.	Administration of Equipment	59
8.5.	Administration of Deposit Accounts	59
8.6.	General Provisions	59
8.7.	Power of Attorney	60
Section 9. REPRESENTATIONS AND WARRANTIES		61
9.1.	General Representations and Warranties	61
9.2.	Complete Disclosure	66
Section 10. COVENANTS AND CONTINUING AGREEMENTS		66
10.1.	Affirmative Covenants	66
10.2.	Negative Covenants	69
10.3.	Financial Covenant	74
Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		74
11.1.	Events of Default	74
11.2.	Remedies upon Default	76
11.3.	License	77
11.4.	Setoff	77
11.5.	Remedies Cumulative; No Waiver	77
Section 12. AGENT		77
12.1.	Appointment, Authority and Duties of Agent	77
12.2.	Agreements Regarding Collateral and Field Examination Reports	78
12.3.	Reliance By Agent	79
12.4.	Action Upon Default	79
12.5.	Ratable Sharing	79
12.6.	Indemnification	80
12.7.	Limitation on Responsibilities of Agent	80
12.8.	Successor Agent and Co-Agents	80
12.9.	Due Diligence and Non-Reliance	81
12.10.	Remittance of Payments and Collections	81
12.11.	Agent in its Individual Capacity	82
12.12.	Agent Titles	82
12.13.	Bank Product Providers	82
12.14.	No Third Party Beneficiaries	82
Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS		82
13.1.	Successors and Assigns	82
13.2.	Participations	82
13.3.	Assignments	83
13.4.	Replacement of Certain Lenders	84
Section 14. MISCELLANEOUS		84
14.1.	Consents, Amendments and Waivers	84
14.2.	Indemnity	85
14.3.	Notices and Communications	85
14.4.	Performance of Borrowers’ Obligations	86
14.5.	Credit Inquiries	86
14.6.	Severability	86
14.7.	Cumulative Effect; Conflict of Terms	86

(ii)

14.8.	Counterparts	86
14.9.	Entire Agreement	86
14.10.	Relationship with Lenders	86
14.11.	No Advisory or Fiduciary Responsibility	87
14.12.	Confidentiality	87
14.13.	Certifications and Representations Regarding Indentures	87
14.14.	GOVERNING LAW	88
14.15.	Consent to Forum	88
14.16.	Waivers by Borrowers	88
14.17.	Patriot Act Notice	88
14.18.	Amendment and Restatement	88

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Notice of Borrowing

Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

(iii)

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of June 15, 2012, among AGY HOLDING CORP., a Delaware corporation (“AGY Holdings”), AGY AIKEN LLC, a Delaware limited liability company (“AGY Aiken”), and AGY HUNTINGDON LLC, a Delaware limited liability company (“AGY Huntingdon”, and together with AGY Holdings and AGY Aiken, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders (in such capacity, “Agent”) and UBS SECURITIES LLC, as documentation agent for the Lenders (in such capacity, “Documentation Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts, or such lesser amount as Agent deems necessary pursuant to its Credit Judgment, minus the Dilution Reserve.

Acquisition Consideration: the purchase consideration for any Permitted Acquisition and all other payments by KAGY Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by KAGY Holdings or any of its Subsidiaries.

Additional Equity Proceeds: the aggregate amount of net cash proceeds received by AGY Holdings pursuant to an issuance of its common equity (net of all taxes, fees, commissions, costs and other expenses incurred in connection with such issuance) conducted during any period commencing on the 60th day preceding the completion of the Secondary Grace Purchase and ending on the date of such completion, exclusive of any net proceeds of the Initial Grace Equity Contribution.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

AGY Aiken: the meaning assigned to such term in the preamble hereto.

AGY Cayman: a company incorporated in the Cayman Islands and a wholly-owned Subsidiary of AGY Holdings.

AGY Holdings: the meaning assigned to such term in the preamble hereto.

AGY Holdings Guarantees: the (i) Secondary Grace Purchase Guaranty and the (ii) guaranty by AGY Holdings of certain obligations of AGY Cayman under the Framework Agreement.

AGY Huntingdon: the meaning assigned to such term in the preamble hereto.

AGY Shanghai: Shanghai Grace Technology Co., Ltd., a wholly-owned foreign enterprise organized under the laws of the Peoples’ Republic of China.

Allocable Amount: as defined in Section 5.11.3.

Amortizing Fixed Asset Cap: on the Closing Date, $6,000,000, which amount shall, beginning after the last day of the first full Fiscal Quarter following the Closing Date, automatically be reduced on the first day of each Fiscal Quarter by $375,000, and subject to any further reductions as provided in this Agreement.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans

I	≤ 1.0:1.0	3.00%	4.00%
II	> 1.0:1.0 ≤ 1.50:1.0	2.75%	3.75%
III	> 1.50:1.0	2.50%	3.50%

Initially, margins shall be determined as if Level I were applicable, provided that following delivery of the financial statements for the Fiscal Quarter ending September 30, 2012, margins shall be determined based on the Fixed Charge Coverage Ratio for the immediately preceding Fiscal Quarter. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a Sale and Leaseback Transaction or synthetic lease.

Asset Sale: (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, excluding sales of Inventory and dispositions of cash and cash equivalents, in each case, in the Ordinary Course of Business, by KAGY Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any Person other than (i) Borrowers, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 10.2.6, any other Subsidiary.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Availability: the lesser of (i) the Borrowing Base, and (ii) the aggregate amount of the Revolver Commitments.

Availability Block: $2,500,000.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Credit Insurance Deductible Reserve; (h) mark-to-market adjustments concerning Borrowers’ metal alloys and the Metals Value, as determined from time to time by Agent in its Credit Judgment, and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time.

Average Excess Availability: as of any date of determination, and for any measurement period, the Excess Availability on the last Business Day of the fiscal month or months most recently ended during such period.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) any leases (including capital leases) and other banking products or services existing on the date hereof, or as may be extended to or requested by any Borrower or Subsidiary after the date hereof, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Belgian Inventory: that certain Inventory of Borrowers and Guarantors located in Antwerp, Belgium.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount Revolver Commitments minus the LC Reserve, or (b) the sum of, without duplication:

(i) the book value of Eligible Accounts of Borrowers multiplied by the Accounts Formula Amount; plus

(ii) the lesser of (x) the advance rate of 65% of the Cost of Eligible Inventory of Borrowers, or (y) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of Borrowers, plus

(iii) the Metals Assets Loan Value of Borrowers; provided, that the Metals Assets Loan Value of Borrowers shall in no event exceed $40,000,000, plus

(iv) the lesser of (x) 70% of the Net Orderly Liquidation Value of Eligible Equipment plus 50% of the fair market value of Eligible Real Estate (as set forth in the most recent real estate appraisal delivered to the Agent on or prior to the Closing Date or, thereafter pursuant to Section 10.1.1 and approved by Agent in its Credit Judgment), (y) the Amortizing Fixed Asset

Cap and (z) 15% of the Borrowing Base; provided, that, the amount determined pursuant to this clause (iv) shall not be included in the calculation of the Borrowing Base until such time as the DB Lease Agreement shall have been extended, replaced or refinanced on terms and conditions satisfactory to Agent, minus

(v) the Current Derivative Reserve; minus

(vi) the Availability Block; minus

(vii) the Availability Reserve.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, in accordance with GAAP.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) if an Event of Default exists, with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: shall mean, as to any person, (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government or any agency or instrumentality thereof, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by any Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clause (a) above and entered into with any bank described in clause (b) above; (d) commercial paper issued by any person incorporated in the United States rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within one year of the date of acquisition; (e) investments in money market funds substantially all of whose assets are compromised of securities of the types described in clauses (a) through (d) above, (f) unrestricted demand deposit accounts maintained in the ordinary course of business; and (g) Dollars.

Cash Management Services: any services provided from time to time by a Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and all implementing regulations.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are, in each case, deemed to have been adopted and gone into effect after the date of this Agreement.

Change of Control:

(a) KAGY Holdings at any time ceases to own 100% of the Equity Interests of AGY Holdings;

(b) at any time a change of control occurs under any Material Debt or the DB Lease Agreement;

(c) prior to an IPO, (i) the Permitted Holders (collectively) cease to own, or to have the power to vote or direct the voting of, Voting Stock of KAGY Holdings representing a majority of the voting power of the total outstanding Voting Stock of KAGY Holdings or (ii) the Permitted Holders cease to own Equity Interests representing a majority of the total economic interests of the Equity Interests of KAGY Holdings;

(d) (i) the Permitted Holders (collectively) shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of KAGY Holdings representing more than 50% of the voting power of the total outstanding Voting Stock of KAGY Holdings, (ii) the Permitted Holders cease to own Equity Interests representing more than 50% of the total economic interests of the Equity Interests of KAGY Holdings or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of KAGY Holdings representing more than 50% of the voting power of the total outstanding Voting Stock of Holdings; or

(e) upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of KAGY Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of KAGY Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of KAGY Holdings.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

CMLTD: for any measurement period, with respect to the Borrowers and their domestic Subsidiaries, the aggregate amount of long-term debt and Capital Leases, other than the Revolver Loan, which became due during such period, in each case, after giving effect to any amendments, extensions, replacements or refinancing thereof.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Sections 10.2.3 and 10.3, and calculate the applicable Level for the Applicable Margin.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business or any product warranties. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by contract, or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

Controlled Investment Affiliate: with respect to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in KAGY Holdings or other portfolio companies of Sponsor.

Cost: as determined by Agent in good faith, with respect to Inventory, the lower of (a) landed cost computed on first-in a first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal.

Credit Insurance Deductible Reserve; the aggregate amount, as determined from time to time by Agent in its discretion, of all deductibles or self-insurance payable by Borrowers under all policies of credit insurance.

Credit Judgment: Agent’s judgment exercised in good faith, and in the exercise of reasonable business judgment (from the perspective of a secured, asset-based lender) based upon its consideration of any factor that it believes (a) could adversely affect the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

Current Derivative Exposure: as of any date of determination, 100% of the aggregate mark-to-market exposure then owing by each Borrower under Hedging Agreements, determined by Agent, in good faith and in a commercially reasonable manner, based on net termination values and calculated as if such Hedging Agreements were terminated as of such determination date and a payment were due thereunder by any Borrower and furnished to the Agent on a bi-monthly basis (or more frequently, in the commercially reasonable discretion of the Agent).

Current Derivative Reserve: the Reserve established from time to time by the Agent based on the Current Derivative Exposure and such other factors and conditions that the Agent in its Credit Judgment deems appropriate.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

DB Acknowledgement Agreement: the Acknowledgement Agreement dated as of the date hereof, by and among Agent, DB Energy Trading and Borrowers, and any amendments thereto.

DB Lease Agreement: the Master Lease Agreement dated as of September 28, 2009, by and between AGY Holdings and DB Energy Trading, including any schedules, addendums, supplements or sub-leases thereto, and any amendments, extensions, replacements and refinancings thereof.

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, Purchase Money Debt and synthetic lease obligations, but excluding trade payables, accrued liabilities, deferred taxes and pension and post-retirement liabilities incurred and being paid in the Ordinary Course of Business and not overdue by more than 90 days unless Properly Contested; (b) all obligations of such Person for Borrowed Money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (c) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (d) all Contingent Obligations; (e) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (f) all Hedging Obligations to the extent required to be reflected on the balance sheet of such Person and (g) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Debt expressly provide that such person is not liable therefor. Notwithstanding the foregoing, for the purposes hereof, Debt excludes any Properly Contested taxes and the DB Lease Agreement.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Dominion Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Diluted Account: an Account which is the subject of a reduction or cancellation as a result of any defective, rejected or returned merchandise or services and all credits, rebates, discounts, disputes, warranty claims, repossessed or returned goods, chargebacks, allowances, other dilutive factors (including setoffs and other offsets arising out of either the same transaction, a related transaction or an unrelated transaction) and any other billing or other adjustment (whether effected through the granting of credits against the applicable Accounts or by the issuance of a payment in respect of (and as payment for) such reduction).

Dilution Ratio: as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate amount of Borrowers’ Diluted Accounts to (b) the gross amount of all Accounts of Borrowers, in each case, calculated as of the date of the most recent Borrowing Base Certificate for the twelve month period most recently ended.

Dilution Reserve: the amount, expressed as a percentage, on any date of determination, equal to (i) the Dilution Ratio, minus (ii) five (5) percentage points.

Disqualified Capital Stock: any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Revolver Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Revolver Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: an account established by Borrowers at a bank acceptable to Agent, which is subject to a Deposit Account Control Agreement.

EBITDA: determined on a consolidated basis for Borrowers and their Subsidiaries (excluding any of the Grace Companies), net income, calculated before (i) interest expense, (ii) provision for income taxes, (iii) depreciation, non-cash impairment and amortization expense, (iv) gains or losses arising from the sale, disposal or abandonment of capital assets, intangible assets, long-lived assets and investments in debt and equity securities, (v) non-cash gains or losses arising from the write-up or write-down of assets, (vi) management, monitoring, consulting and advisory fees paid to Sponsor (to the extent permitted under Section 10.2.17), (vii) depletion expense in respect of metal alloys, net of recovery of precious metals, (viii) non-cash compensation charges, (ix) restructuring charges or unusual non-recurring charges (including, without limitation, fees and expenses relating to the engagement of Alvarez & Marsal) (x) adjustments with respect to the cumulative effect of changes in accounting principles; (xi) net gains or losses from disposed or discontinued operations; and (xii) any extraordinary gains or extraordinary losses (in each case, to the extent included in determining net income).

Electrical Connection: means all equipment and related assets, including duplicative cabinet and switchgear or breaker equipment, used to provide redundancy in electrical feed in case of power disruption to the facility owned by AGY Aiken and the adjacent Owens Corning facility.

Eligible Account: on any date of determination of the Borrowing Base, all of the Accounts owned by a Borrower and reflected in the most recent Borrowing Base Certificate delivered by the Borrowers to the Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any of the following Accounts:

(i) any Account in which Agent, on behalf of the Secured Parties, does not have a valid, perfected First Priority Lien on such Account;

(ii) any Account that is not owned by a Borrower;

(iii) any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural person) organized under the laws of the United States or any political subdivision thereof, unless such Account is fully-secured by a commercial letter of credit in form and substance acceptable to the Agent, or covered by credit insurance in form and substance satisfactory to the Agent;

(iv) any Account that is payable in any currency other than Dollars, Euro, GBP, and Japanese Yen, provided however, that such Accounts that are not denominated in Dollars must be translated to Dollars as the date of any Borrowing Base submission;

(v) any Account that does not arise from the sale of goods or the performance of services by a Borrower in the ordinary course of its business;

(vi) any Account that does not comply with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority (including any Account due from an Account Debtor located in a jurisdiction which requires that a Borrower, as applicable, register as a foreign organization, unless such Borrower (at the time the Account was created and at all times thereafter) (i) had filed and has maintained effective a current notice of business activities report with the appropriate office or agency in any such jurisdiction which requires that such Borrower register as a foreign organization, or (ii) was and has continued to be exempt from filing such report and has provided the Lenders with satisfactory evidence thereof);

(vii) any account (a) upon which the right of a Borrower to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(viii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it is being understood that the amount of any such defense, counterclaim, setoff or dispute shall be disclosed to the Agent and that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of a Borrower;

(xi) any Account that arises from a sale to any director, officer, other employee or Affiliate of a Borrower;

(xii) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or while placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xiii) any Account that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) any Account (A) not paid within one hundred and twenty (120) days following its original invoice date or (B) that is more than forty five (45) days past due according to its original terms of sale; or

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors, provided that the Agent, in its sole discretion, may decide to include any such Account described in this subsection (iii) as an Eligible Account;

(xiv) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth herein;

(xv) any Account as to which any of the representations or warranties in the Loan Documents are untrue;

(xvi) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xvii) to the extent such Account exceeds any credit limit established by the Agent, in its Credit Judgment, following prior notice of such limit by the Agent to the Borrower;

(xviii) that portion of any Account (1) in respect of which there has been, or should have been, established by a Borrower a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise, or (2) which is due from an Account Debtor to whom a Borrower owes a trade payable, but only to the extent of such trade payable or (3) which a borrower knows is subject to the exercise by an Account Debtor of any right of recession, set-off, recoupment, counterclaim or defense; or

(xix) any Account on which the Account Debtor is a Governmental Authority, unless a Borrower has assigned its rights to payment of such Account to Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Issuing Bank and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) after and during the continuance of any Trigger Period, any Person acceptable to Agent and Issuing Bank in their respective discretion.

Eligible Inventory: any finished goods Inventory held for sale in the ordinary course, work-in-process Inventory and raw materials, in each case owned a Borrower, but shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a Borrower that:

(i) Agent, on behalf of Secured Parties, does not have a valid, perfected First Priority Lien on such Inventory and, in the case of Belgian Inventory, a valid, perfected First Priority Lien under Belgian law; provided, however, that, on or prior to the third Business Day following the Closing Date, Belgian Inventory shall not be subject to this clause (i);

(ii) (1) is stored at a location where the aggregate value of Inventory exceeds $250,000 unless the Agent has given its prior consent thereto and unless either (x) a Lien Waiver has been delivered to the Agent, or (y) Rent and Charges Reserves reasonably satisfactory to the Agent have been established with respect thereto or (2) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $250,000 unless either (x) an acknowledged bailee waiver letter which is in form and substance satisfactory to the Agent has been received by the Agent or (y) Rent and Charges Reserves reasonably satisfactory to the Agent have been established with respect thereto, or (3) is located at an owned location subject to a mortgage in favor of a lender other than the Agent where the aggregate value of Inventory exceeds $250,000 unless either (x) mortgagee waiver which is in form and substance satisfactory to the Agent has been delivered to the Agent or (y) Rent and Charges Reserves reasonably satisfactory to the Agent have been established with respect thereto, provided that, in each case, this clause (ii) shall not refer to any Inventory which is in-transit;

(iii) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Agent is in place with respect to such Inventory;

(iv) is covered by a negotiable document of title, unless such document has been delivered to the Agent with all necessary endorsements, free and clear of all Liens except Permitted Liens and those in favor of the Agent and the Lenders and landlords, carriers, bailees, and warehousemen if clause (ii) above has been complied with;

(v) is to be returned to suppliers;

(vi) is obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

(vii) consists of display items, samples or packing or shipping materials, manufacturing supplies or replacement parts;

(viii) is not of a type held for sale in the ordinary course of such Borrower’s business;

(ix) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(x) consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;

(xi) is not covered by casualty insurance; or

(xii) is subject to any licensing arrangement the effect of which would be to limit the ability of Agent, or any Person selling the Inventory on behalf of Agent to sell such Inventory in enforcement of Agent’s Liens, without further consent or payment to the licensor or other Person.

Eligible Equipment: all Equipment that is (a) owned by a Borrower free and clear of all Liens other than (i) Liens in favor of Agent, on behalf of Secured Parties, securing the Obligations and (ii) Permitted Liens, (b) installed in a facility owned or leased by a Borrower in the United States and, if installed at a leased location, either (i) a Lien Waiver has been delivered to Agent or (ii) Rent and Charges Reserves reasonably satisfactory to Agent have been established with respect thereto, (c) in good operating condition (ordinary wear and tear excepted), (d) not obsolete or surplus Equipment, (e) covered by casualty and liability insurance required by this Agreement, (f) subject to a First Priority perfected Lien in favor of Agent and (g) does not consist of automobiles or other Equipment subject to a certificate of title statute. If any Equipment has been purchased, such Equipment shall become Eligible Equipment upon the completion of an appraisal (which may be a desktop or other similar, short-form appraisal, to the extent determined by Agent) on such Equipment, prepared by an appraiser retained by Agent. The Eligible Equipment shall in no event include the Huntingdon Assets, Firewater System, Electrical Connection or Waste Water Treatment.

Eligible Metals: any Metals owned by a Borrower which is acceptable to Agent in its Credit Judgment for inclusion in the Borrowing Base. Without limiting Agent’s discretion, Eligible Metals shall not include any Metals of a Borrower that:

(i) are not located in the United States;

(ii) Agent, on behalf of Secured Parties, does not have a valid, perfected First Priority Lien on such Metals;

(iii) are not owned by such Borrower free and clear of all liens and rights of any other Person, except the valid, perfected First Priority Liens in favor of Agent;

(iv) breaches any of the representations or warranties pertaining to such property set forth in this Agreement or the other Loan Documents;

(v) are not covered by insurance reasonably acceptable to Agent and Agent has not received evidence of the property or casualty insurance required by this Agreement with respect to such Metals;

(vi) such Borrower does not have good, valid, and marketable title thereto;

(vii) are located on real property leased by a Borrower, unless such Metals are subject to a Landlord Access Agreement executed by the lessor, or other third party, as the case may be; provided, that, during the first thirty (30) days following the Closing Date, the Metals located at 2001 Nolte Drive, West Deptford, New Jersey and 435 Devon Park Drive, Wayne, Pennsylvania shall not be subject to this clause (vii);

(viii) are subject to a lease with any Person (other than a Borrower, provided, that the Lien on and security interest in the related lease shall be granted to the Agent and Agent shall have received all control agreements and instruments and all actions shall be taken as reasonably requested by the Agent to perfect the Agent’s security interest in and other rights with respect to such lease); or

(ix) are located at an owned location subject to a mortgage or other financing arrangement in favor of a lender other than Agent (unless a reasonably Lien Waiver has been delivered to Agent).

Without limiting the foregoing, Eligible Metals shall be reduced by (A) any Metals subject to the DB Lease Agreement, and (ii) the amounts, determined by Agent in its discretion, of the conversion costs of Borrowers’ Metals and the estimated de-alloy loss in respect of Borrowers’ Metals.

Eligible Real Estate: all Real Estate (a) that is owned by a Borrower free and clear of all Liens other than (i) Liens in favor of Agent securing the Obligations and (ii) Permitted Liens, (b) that is covered by title, casualty and liability insurance required by this Agreement, (c) that is subject to a First Priority perfected Lien in favor of Agent subject only to Permitted Liens that would be prior to Liens in favor of Agent as a matter of law and (d) for which Agent has received the Related Real Estate Documents, each in form and substance satisfactory to Agent. The Eligible Real Estate shall in no event include any real estate included in the Firewater System, Huntingdon Assets, Electrical Connection or Waste Water Treatment.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations)or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor’s Insolvency Proceeding, or otherwise).

Environmental Agreement: each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equipment Appraisal: the most recent equipment appraisal delivered to the Agent pursuant to Section 10.1.1 and approved by Agent in its Credit Judgment.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excess Availability: at any time, (a) the Availability less (b) all outstanding Loans and LC Obligations.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Excluded Property: shall mean: (a) any permit or license issued by a Government Authority to any Obligor or any agreement to which any Obligor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any requirement of law applicable thereto, validly prohibit the creation by such Obligor of a security interest in such permit, license or agreement in favor of the Agent (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of the applicable jurisdiction (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity); and (b) any “intent to use” trademark application for which a statement of use has not been filed and accepted by the United States Patent and Trademark Office.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) taxes imposed on it by reason of Section 1471 or 1472 of the Code.

Existing Credit Agreement: that certain Amended and Restated Credit Agreement dated as of March 8, 2011 (as amended) among AGY Holdings, AGY Aiken and AGY Huntingdon, the lenders party thereto, Bank of America, N.A., as Administrative Agent and UBS Securities LLC, as Documentation Agent.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur while a Default or Event of Default exists, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Federal Funds Rate: shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

Fee Letter: the fee letter agreement between Agent and AGY Holdings.

Financial Covenant Testing Period: the period commencing on the day that (a) a Default or an Event of Default occurs, or (b) Excess Availability is less than $6,250,000.

Firewater System: means all equipment and related assets used to pump and distribute firewater to the facility owned by AGY Aiken and the adjacent Owens Corning facility, including pumps, piping, valves and sensor equipment.

First Priority: means, with respect to any Lien purported to be created in any Collateral pursuant to the Security Documents, that such Lien is the most senior Lien to which such Collateral is subject, other than, solely in the case of the Belgian Inventory, the retention right of any warehouse holding such Belgian Inventory.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and their domestic Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA minus Capital Expenditures (except those financed with Equity Interests or Borrowed Money other than Revolver Loans) and cash taxes paid and cash Distributions (provided that, solely for purposes of this calculation, the Secondary Grace Purchase shall not be considered a Distribution), to (b) Fixed Charges. For the avoidance of doubt, the results of AGY Cayman and its Subsidiaries shall not be included in the foregoing calculation.

Fixed Charges: the sum of interest expense (other than payment-in-kind) and CMLTD.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

Framework Agreement: Framework Agreement dated March 12, 2009 by and among Grace Guarantor, Grace, AGY Holdings, AGY Cayman, AGY Hong Kong f/k/a Main Union and AGY Shanghai.

Fronting Exposure: a Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies as the European Union or the European Central Bank).

Grace: Grace Technology Investment Co., a company incorporated in the British Virgin Islands.

Grace Companies: AGY Cayman, AGY Shanghai, AGY Hong Kong f/k/a Main Union, Grace Guarantor and Grace, and each of their Foreign Subsidiaries.

Grace Guarantor: Grace THW Holding Limited, a Hong Kong corporation.

Grace Option Agreement: Option Agreement dated June 8, 2009 by and between Grace and Main Union.

Grace Transaction: collectively, the Initial Grace Purchase and Secondary Grace Purchase.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: KAGY Holdings and each other Person who guarantees payment or performance of any Obligations.

Guarantee: each guarantee agreement executed by a Guarantor in favor of Agent.

Hazardous Material: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Hedging Obligations: obligations under or with respect to Hedging Agreements.

Huntingdon Assets: the Real Estate and Equipment associated with the Borrowers’ plant in Huntingdon, Pennsylvania.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and UBS Indemnitees.

Initial Grace Equity Contribution: the contribution by Kohlberg and its Affiliates of not less than $20,000,000 to the common equity of AGY Holdings, for contribution to the equity of AGY Cayman, in connection with the Initial Grace Purchase.

Initial Grace Purchase: the purchase by AGY Cayman of 70% of the share capital of Main Union pursuant to the Share Sale Agreement.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s rights under key-man life, business interruption or other insurance policies as Agent deems appropriate, as security for the Obligations.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intellectual Property Security Agreement: the Intellectual Property Security Agreement dated as of the date hereof, by and among Agent and Borrowers, and any amendments thereto.

Intercreditor Agreement: that certain Intercreditor Agreement dated as of October 25, 2006, by and among AGY Holdings, KAGY Holdings, the Subsidiaries of AGY Holdings named therein, Agent (as successor in interest), the Senior Second Lien Notes Collateral Agent and the Senior Second Lien Notes Trustee.

Interest Payment Date: (a) with respect to any Base Rate Loan (including Swingline Loans), the first Business Day of each month, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, or (c) with respect to any Loan, the Commitment Termination Date or such earlier date on which the Revolving Commitments are terminated, as the case may be.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment). For the avoidance of doubt, Inventory shall include Belgian Inventory.

Inventory Appraisal: (a) on the Closing Date, the inventory appraisal prepared by Hilco Appraisal Services, LLC dated September 30, 2011 and (b) thereafter, the most recent inventory appraisal delivered to the Agent pursuant to Section 10.1.1 and approved by Agent in its Credit Judgment.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

IPO: the first underwritten public offering by Holdings of its Equity Interests after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

IRS: the United States Internal Revenue Service.

Issuing Bank: UBS or any of its Affiliates, or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: any Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

KAGY Holdings: KAGY Holding Company, Inc., a Delaware corporation.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit and in each instance is no later than 5 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Swingline Lender in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank or any other Person for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Subline: $20,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Agent to be the arithmetic mean of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, LIBOR shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR” shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum equal to the rate at which the Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such LIBOR Loan to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second Business Day preceding the date of determination). “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market). If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan or any other loan made hereunder by the Lenders.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Main Union: Main Union Industrial Limited, a Hong Kong corporation.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) materially impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the rights of or benefits or remedies available to the Agent or Lenders under any Loan Document.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, Material Debt or the DB Lease Agreement.

Material Debt: (a) the Senior Second Lien Debt, (b) Debt or Contingent Obligations under the AGY Holdings Guarantees and (c) any other Debt (other than the Loans and Letters of Credit) or Bank Product Debt of AGY Holdings or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $7,500,000. For purposes of determining Material Debt, the “principal amount” in respect of any Bank Product Debt of any Obligor at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Obligor would be required to pay if the related Bank Product Debt were terminated at such time.

Metals: Platinum and Rhodium.

Metals Assets Loan Value: for each Borrower an amount equal to the advance rate of 80% of the Metals Value of the Eligible Metals of such Borrower owning such Eligible Metals.

Metals Value: as of any date of determination, the lesser of (x) $1,735 per troy ounce for Platinum and $1,630 per troy ounce for Rhodium and (y) the value of such Platinum or Rhodium, as determined by the Agent in good faith, on the basis of the Johnson Matthey Base Price set at 15:00 EST.

In the event the Johnson Matthey Base Price shall discontinue or alter in any material respect its usual practice of quoting a price for Platinum or Rhodium, respectively, on any day for which such a price is necessary for the purposes of this Agreement, the Agent, using its reasonable discretion, shall announce a substituted, reasonably comparable index, service or mechanism which shall thereupon become the method of valuation hereunder until the Johnson Matthey Base Price, as the case may be, shall resume its usual practices of quoting prices.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which a Borrower grants a Lien on its Real Estate to Agent, for the benefit of Secured Parties, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Orderly Liquidation Value of Eligible Equipment: the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery of the aggregate amount of the Eligible Equipment owned by Borrowers at such time on a “net orderly liquidation value”: basis as set forth in the most recent Equipment Appraisal received by Agent, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the Value of the aggregate amount of the Eligible Equipment subject to such Equipment Appraisal.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including reasonable legal, accounting, investment banking fees and other professional and transactional fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, and reasonable sales and brokers’ fees and commissions, and AGY Holdings’ reasonable, good faith estimate of income or sales taxes paid or payable in connection with such sale; (b) AGY Holding’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Disposition (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Disposition, such cash proceeds shall constitute Net Proceeds); (c) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money which is secured by a Lien on the properties sold in such Asset Disposition (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Debt assumed by the purchaser of such properties) and (d) a reasonable reserve for adjustment in respect of (i) the sale price of such asset or assets established in accordance with GAAP and (ii) any liabilities associated with such asset or assets and retained by a Borrower or its Subsidiaries after such sale or disposition thereof.

Net Recovery Cost Percentage: the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory owned by Borrowers at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Agent, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to such Inventory Appraisal.

Non-Recourse Debt: Debt as to which:

(a) no Obligor or any of their Subsidiaries (other than the Grace Companies) (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender, except, in each case, the AGY Guarantees; and

(b) there is no cross-default that would permit any holder of any Debt (other than Debt under this Agreement) of any Obligor or any of their Subsidiaries (other than the Grace Companies) to declare a default on such other Debt or cause the payment of such other Debt to be accelerated or payable prior to its stated maturity.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form attached hereto as Exhibit D.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Noticed Hedge: Secured Bank Product Obligations arising under a Hedging Agreement.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents (including any of the foregoing that accrue or are incurred after the commencement of an Insolvency Proceeding, whether or not allowed by the presiding court), (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Note; LC Document; Fee Letter; Lien Waiver; Intercreditor Agreement; Real Estate Related Document; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; Post-Closing Side Letter; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (A) unless expressly approved by Agent, the Person or business to be acquired shall have generated positive cash flow for the four consecutive fiscal quarters of AGY Holdings most recently ended prior to the date of consummation of such acquisition, (B) Average Excess Availability for the three (3) consecutive fiscal months ending at least five (5) Business Days prior to the consummation of such acquisition would have exceeded $15,000,000 on a Pro Forma Basis (after giving effect to such acquisition and the Revolving Loans to be funded in connection therewith as if made on the first day of such period) and (C) the projections in connection with the proposed acquisition for the 2 years after the consummation of such acquisition shall be reasonably acceptable to Agent;

(iii) no Obligor or any of its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Obligor or any of its Subsidiaries hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such acquisition;

(iv) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that AGY Holdings and the Subsidiaries are permitted to be engaged in under Section 6.14 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;

(v) the board of directors or comparable governing body of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(vii) with respect to any transaction involving Acquisition Consideration of more than $10,000,000, unless Agent shall otherwise agree, AGY Holdings shall have provided Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the Person or business to be acquired and updated projections for AGY Holdings after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Agent or the Required Lenders;

(viii) at least 10 Business Days prior to the proposed date of consummation of the transaction, AGY Holdings shall have delivered to Agent and the Lenders a certification by a Senior Officer that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(ix) leases of personal Property entered into in the Ordinary Course of Business.

Permitted Asset Disposition: so long as no Default or Event of Default exists, and all Net Proceeds are paid over to Agent or deposited in a Dominion Account that is subject to a Deposit Account Control Agreement in favor of Agent, an Asset Disposition that is (a) a sale of Inventory (including metal alloy) in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $500,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) Intellectual Property that is, in the reasonable judgment of AGY Holdings, no longer reasonably practicable to maintain or useful in the conduct of AGY Holdings and its Subsidiaries, taken as a whole, (f) an Asset Sale, provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (f) shall not exceed $10,000,000 during any 12 month period, (g) any disposition of the Firewater System, Electrical Connection or Waste Water Treatment, (h) any sale of the Equity Interests in AGY Cayman in connection with a restructuring of the Grace Companies, or (i) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) the AGY Holdings Guarantees; or (h) in an aggregate amount of $500,000 or less at any time, but excluding in all circumstances any other Contingent Obligations related to Debt of the Grace Companies or any other Foreign Subsidiary.

Permitted Distributions: Distributions constituting: (a) provided that no Default or Event of Default exists or would be caused thereby, payments to KAGY Holdings to permit it, and the subsequent use of such payments by KAGY Holdings, to repurchase or redeem Qualified Capital Stock of KAGY Holdings held by officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Obligor, upon their death, disability, retirement, severance or termination of employment or service, provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of (i) $2,000,000 (and up to 50% of such $2,000,000 not used in any Fiscal Year may be carried to the next succeeding (but no other) Fiscal Year), plus (ii) the amount of any net cash proceeds received by or contributed to AGY Holdings from the issuance and sale since the issue date of Qualified Capital Stock of KAGY Holdings to officers, directors or employees of any Obligor that have not been used to make any repurchases, redemptions or payments under this clause (a), plus (iii) the net cash proceeds of any “key-person” life insurance policies of any Obligor that have not been used to make any repurchases, redemptions or payments under this clause (a); (b) (i) to the extent actually used by KAGY Holdings to pay such taxes, costs and expenses, payments by AGY Holdings to KAGY Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of KAGY Holdings, and (ii) payments by AGY Holdings to KAGY Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of KAGY Holdings, in the case of clauses (b)(i) and (b)(ii) not to exceed $500,000 in any Fiscal Year; and (c) Permitted Tax Distributions.

Permitted Holders: Sponsor and its Controlled Investment Affiliates.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $15,000,000 at any time and its incurrence does not violate Section 10.2.1 or 10.2.3.

Permitted Tax Distribution: payments, dividends or distributions by AGY Holdings to KAGY Holdings in order to pay consolidated or combined federal, state or local taxes not payable directly by AGY Holdings or any of its Subsidiaries which payments by AGY Holdings are not in excess of the tax liabilities that would have been payable by AGY Holdings and its Subsidiaries on a stand-alone basis.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platinum: platinum (loco Zurich) having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%), or other platinum in sponge or plate and having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%).

Post Closing Side Letter: that certain letter agreement dated as of the Closing Date among Borrowers and Agent.

Prime Rate: shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Agent from time to time; each change in the Prime Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Agent to its customers.

Pro Forma Basis: on a basis in accordance with GAAP and otherwise reasonably satisfactory to Agent.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien, other than Permitted Liens, is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets or the cost of installation, construction or improvement of any fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after such acquisition, installation, construction or improvement of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified Capital Stock: for any Person, Equity Interests of such Person that are not Disqualified Capital Stock.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has with respect to the Senior Second Lien Notes a final maturity no earlier than June 15, 2017, and with respect to other Refinancing Debt, a final maturity no sooner than and a weighted average life no less than the Debt being extended, renewed or refinanced and any interest rate no greater than is prevailing in the market for similar debt at such time; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those prevailing in the market for similar debt at such time; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (e).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) a current, as-built survey of the Real Estate subject to a Mortgage, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent or a survey no-change affidavit from a Borrower; (c) a life-of-loan flood hazard determination and, if the Real Estate subject to a Mortgage is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer acceptable to Agent; (d) a Phase I environmental assessment, prepared by environmental engineers acceptable to Agent; and (e) an appraisal of such Real Estate, prepared by an appraiser satisfactory to Agent, which shall all be in form and substance satisfactory to Agent.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: (i) at any time there are two (2) or fewer Lenders (subject to Section 4.2), all of the Lenders, (ii) at any time there are three (3) or more Lenders, two (2) or more Lenders having aggregate Commitments that exceed 50% of the aggregate Commitments of all Lenders and (iii) if the Commitments have terminated, at any time there are three (3) or more Lenders, two (2) or more Lenders having Loans in excess of 50% of all outstanding Loans.

Reserve Percentage: for any Interest Period with respect to a LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date, including the Initial Grace Purchase; (b) Investments by any Obligor in any Borrower or any Subsidiary Guarantor; (c) Investments by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor; (d) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (e) loans and advances permitted under Section 10.2.7; (f) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan or reorganization or liquidation or arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (g) Investments made by an Obligor as a result of consideration received in connection with a Disposition permitted under Section 10.2.6; (h) the AGY Holdings Guarantees, (i) other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding, provided that, of such $10,000,000, the aggregate amount of direct and indirect Investments in AGY Cayman or any of its Subsidiaries does not exceed at any time outstanding $5,000,000 less the outstanding amount of any loans or advances to AGY Cayman or its Subsidiaries permitted under Section 10.2.7(e); (j) to the extent permitted under Section 10.2.20, in an amount not to exceed the sum of $18,000,000 and the amount of Additional Equity Proceeds, the Secondary Grace Purchase; and (k) Permitted Acquisitions.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: a promissory note executed by Borrowers in favor of a Lender in the form of Exhibit A, in the amount of such Lender’s Revolver Commitment.

Revolver Termination Date: the first to occur of (a) June 15, 2016 and (b) the date that is ninety (90) days prior to the maturity date of the Senior Second Lien Notes.

Rhodium: rhodium (loco Zurich) having a minimum degree of fineness of ninety-nine and 90/100 percent (99.9%), or other rhodium in sponge or plate and having a minimum degree of fineness of ninety-nine and 90/100 percent (99.9%).

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

Sale and Leaseback Transaction; as defined in Section 10.2.6.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secondary Grace Purchase: the purchase, through a single payment or installments and whether as result of the exercise of the option by AGY Cayman to purchase from Grace and/or the exercise of the option of Grace to sell to AGY Cayman, in each instance pursuant to the terms of the Grace Option Agreement, or otherwise, of the remaining 30% of the share capital of Main Union.

Secondary Grace Purchase Conditions: each of (A) (1) if the Secondary Grace Purchase is to be made on or before June 30, 2012, for the period of sixty (60) consecutive days ending on the date on which the Secondary Grace Purchase is to be completed, and immediately after giving effect thereto, Excess Availability shall not have been less than the greater of (i) $10,000,000 and (ii) 20.0% of the Borrowing Base as of the last day of the immediately prior fiscal month, at the end of any day during such period, and in either instance the Fixed Charge Ratio, immediately prior to and immediately after giving effect to the Secondary Grace Purchase, shall not be less than 0.50 to 1.0, or (2) if the Secondary Grace Purchase is to be made after June 30, 2012, for the period of sixty (60) consecutive days ending on the date on which the Secondary Grace Purchase is to be completed, and immediately after giving effect thereto, Excess Availability shall not have been less than the greater of (i) $8,750,000 and (ii) 17.5% of the Borrowing Base as of the last day of the immediately prior fiscal month, at the end of any day during such period, and in either instance the Fixed Charge Ratio, immediately prior to and immediately after giving effect to the Secondary Grace Purchase, shall not be less than 1.0 to 1.0, (B) as a result of each such acquisition, no Obligor or any Subsidiary (other than a Grace Company) shall assume or become liable with respect to any Debt or other liability (excluding the AGY Holdings Guarantees, but including any material tax or pension type liability) of a Grace Company, (C) no Default or Event of Default shall exist or would result from such purchase, and (D) AGY Holdings shall have delivered to Agent and the Lenders a certificate from a Senior Officer, dated as of such acquisition and in form and substance satisfactory to Agent, certifying that the foregoing conditions have been satisfied, with such supporting calculations as Agent may reasonably request.

Secondary Grace Purchase Guaranty: the guaranty by AGY Holdings, pursuant to the terms of the Grace Option Agreement, of the obligations of AGY Cayman under the Grace Option Agreement.

Secured Bank Product Obligations: Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount specified by such provider in writing to Agent, which amount may be established or increased (by further written notice to Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.

Secured Bank Product Provider: any Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Closing Date or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Guarantees, Mortgages, Intellectual Property Security Agreements, Insurance Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer and any other officer of similar official thereof, of a Borrower or, if the context requires, an Obligor.

Senior Second Lien Debt: all Debt of the Loan Parties under the Senior Second Lien Note Documents.

Senior Second Lien Note Agreement: shall mean the Senior Second Lien Note Indenture or any other indenture, note purchase agreement or other agreement pursuant to which the Senior Second Lien Notes are issued, as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement and the Intercreditor Agreement.

Senior Second Lien Note Documents: the Senior Second Lien Notes, the Senior Second Lien Note Agreement, the Senior Second Lien Note Guarantees, the Senior Second Lien Note Security Documents and all other documents executed and delivered with respect to the Senior Second Lien Notes or the Senior Second Lien Note Agreement.

Senior Second Lien Note Guarantees: shall mean the guarantee of the obligations under the Senior Second Lien Notes by Holdings and the Subsidiary Guarantors that are “Guarantors” (as defined in the Senior Second Lien Note Agreement). “Senior Second Lien Note Secured Parties” shall mean the Senior Second Lien Notes Collateral Agent, the Senior Second Lien Notes Trustee and the Senior Second Lien Noteholders.

Senior Second Lien Note Indenture: Indenture, dated as of October 25, 2006, among AGY Holdings, U.S. Bank National Association as Trustee and the Guarantors named therein, as the same has been amended, modified or supplemented from time to time.

Senior Second Lien Noteholders: the holders of the Senior Second Lien Notes.

Senior Second Lien Notes: AGY Holdings’ 11% Senior Second Lien Notes due 2014 issued pursuant to the Senior Second Lien Note Agreement and any registered notes issued by AGY Holdings in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

Senior Second Lien Notes Collateral Agent: the collateral agent under the Senior Second Lien Note Documents.

Senior Second Lien Notes Trustee: the trustee for the Senior Second Lien Noteholders under the Senior Second Lien Note Documents.

Senior Second Lien Note Security Documents: the “Noteholder Security Documents” as defined in the Intercreditor Agreement.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Share Sale Agreement: Share Sale Agreement dated as of March 12, 2009 by and among AGY Cayman, Grace and Grace Guarantor.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; and (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Sponsor: Kohlberg Management V, LLC (“Kohlberg”) and any other Person which directly or indirectly, controls, is controlled by or is under common control with Kohlberg (including any investment partnership under common control with Kohlberg) and (ii) any Related Parties with respect to any of the foregoing Persons; provided, that, for purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of the relevant Person, whether by contract or otherwise.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Supermajority Lenders: (i) at any time there are two (2) or fewer Lenders (subject to Section 4.2), all of the Lenders, (ii) at any time there are three (3) or more Lenders, two (2) or more Lenders having aggregate Commitments that exceed 66.67% of the aggregate Commitments of all Lenders and (iii) if the Commitments have terminated, at any time there are three (3) or more Lenders, two (2) or more Lenders having Loans in excess of 66.67% of all outstanding Loans.

Swingline Lender: UBS Loan Finance LLC and its successors and assigns.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Swingline Lender’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: the period commencing on the day that (a) a Default or an Event of Default occurs, or (b) Excess Availability is less than the greater of (i) $6,250,000, or (ii) 12.5% of the Borrowing Base as of the last day of the most recent fiscal month end, at any time.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UBS: UBS AG, Stamford Branch and its successors and assigns.

UBS Indemnitees: UBS, UBS Lender and their respective officers, directors, employees, Affiliates, agents and attorneys.

UBS Lender: UBS Loan Finance LLC and its successors and assigns.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unused Line Fee Rate: a per annum rate as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Ratio	Unused Line Fee Rate

I	< 1.0:1.0	0.50%
II	> 1.0:1.0	0.375%

Initially, the Unused Line Fee Rate shall be determined as if Level I were applicable, provided that following delivery of the financial statements for the Fiscal Quarter ending September 30, 2012, margins shall be determined based on the Fixed Charge Coverage Ratio for the immediately preceding Fiscal Quarter. Thereafter, the Unused Line Fee Rate shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the Unused Line Fee Rate shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Voting Stock: with respect to any Person, any class or classes of Equity Interests pursuant to which holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, or comparable governing body, of such Person.

Waste Water Treatment: means all equipment and related assets used to manage waste treatment for the facility owned by AGY Aiken and the adjacent Owens Corning facility, including all effluent collection processes, mechanical equipment, retaining ponds and related real estate.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5. Timing of Payments or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 2.	CREDIT FACILITIES

2.1. Revolver Commitment.

2.1.1. Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers (a) to satisfy existing and future Debt; (b) to pay fees, commissions and transaction expenses associated therewith and with the closing of this credit facility and other expenses related to restructuring; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers. On the Closing Date, the proceeds of Revolver Loans shall be used by Borrowers to repay amounts due under the Existing Credit Agreement.

2.1.4. Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 90 days prior written notice to Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5. Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $5,000,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $1,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $5,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis, provided that no Lender shall be required to participate in a Protective Advance that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7. Determination of Borrowing Base. Notwithstanding any of the other provisions of this Agreement, Agent reserves the right, at any time and from time to time after the

Closing Date, to adjust the criteria set forth herein, to establish new criteria and to adjust the applicable advance rates, with respect to Eligible Accounts, Eligible Inventory, Eligible Equipment, Eligible Real Estate and Eligible Metals, in its Credit Judgment, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria or changes in the applicable advance rates which, when compared to such criteria or such advance rates as provided herein on the Closing Date, have the effect of making more credit available to Borrowers. In addition, Agent shall have the right to establish, modify or eliminate the Availability Reserve or any component thereof (including, without limitation, for estimates, chargeback or other accrued liabilities, or offsets and amounts to adjust for, material claims, offsets, defenses or counterclaims or other material disputes concerning Borrowers’ Accounts) from time to time in its Credit Judgment.

2.2. Reserved.

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Excess Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4. Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. On the effective date of such resignation, Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

SECTION 3.	INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on each applicable Interest Payment Date; and (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months (or if Agent so agrees, and such Interest Period is available, nine or twelve months); provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.25% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3. Agent Fees. Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR

Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then, in any such event, Borrowers shall, jointly and severally, compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the LIBOR market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.9 shall be delivered to Borrowers (with a copy to Agent) and shall be conclusive and binding absent manifest error. Borrowers shall pay, jointly and severally, such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.	LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans (or 2:00 p.m. on the Business Day of the requested funding date in the case of Swingline Loans), and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of such payment item. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Swingline Lender shall advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $5,000,000 and in a minimum amount of $250,000 and increments of $100,000 thereafter, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Swingline Lender and need not be evidenced by any promissory note.

(b) Settlement among Lenders and Swingline Lender with respect to Swingline Loans and other Revolver Loans shall take place on a date determined from time to time by Swingline Lender (but at least weekly), in accordance with the Settlement Report delivered by Swingline Lender to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Swingline Lender is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Swingline Lender a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Swingline Lender, in immediately available funds, within one Business Day after Swingline Lender’s request therefor.

4.1.4. Notices. Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender.

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2. Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. To the extent any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, Letter of Credit fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such other Lenders. Agent shall be paid all Letter of Credit fees attributable to LC Obligations that are not so reallocated.

4.2.3. Cure. Borrowers, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $250,000 in excess thereof. No more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates AGY Holdings (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.	PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, but subject to the payment of any fees required under the Fee Letter. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3. Mandatory Repayment. No later than the second Business Day following the receipt of the Net Proceeds of a sale or disposition of any Eligible Equipment or Eligible Real Estate by any Obligor, (i) Borrower shall prepay the Revolver Loans in an aggregate amount equal to such Net Proceeds and (ii) the Amortizing Fixed Asset Cap shall automatically be reduced by the amount of the Borrowing Base attributable to such Eligible Equipment or Eligible Real Estate on the most recently delivered Borrowing Base Certificate.

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6. Post-Default Allocation of Payments.

5.6.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Swingline Lender on Swingline Loans;

(c) third, to all amounts owing to Issuing Bank;

(d) fourth, to all Obligations constituting fees (other than Secured Bank Product Obligations);

(e) fifth, to all Obligations constituting interest (other than Secured Bank Product Obligations);

(f) sixth, to Cash Collateralization of LC Obligations;

(g) seventh, to all Loans and Noticed Hedges, including Cash Collateralization of outstanding Noticed Hedges; and

(h) last, to all other Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is zero. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7. Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.8. Loan Account; Account Stated.

5.8.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan

Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2. Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

5.10. Lender Tax Information.

5.10.1. Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2. Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A)

of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3. Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.11. Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) During the continuance of an Event of Default, Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.	CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens, provided that such acknowledgments and documentation necessary to perfect its Liens on any Belgian Inventory under Belgian law, in form and substance satisfactory to Agent, may be delivered to Agent in accordance with the Post-Closing Side Letter.

(c) Agent shall have received the Related Real Estate Documents for 2556 Wagener Road, Aiken, South Carolina and 1200 Susquehanna Avenue, Huntingdon, Pennsylvania, which shall all be in form and substance satisfactory to Agent, provided that all or some of such documents may be delivered to Agent in accordance with the Post-Closing Side Letter.

(d) Agent shall have received duly executed Deposit Account Control Agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Agent, provided that such agreements may be delivered to Agent in accordance with the Post-Closing Side Letter.

(e) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 and Section 14.13 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Agent shall have received written opinions of Ropes & Gray LLP, in form and substance reasonably satisfactory to Agent.

(h) Agent shall have received a written opinion of Belgian counsel with respect to Belgian Inventory, in form and substance reasonably satisfactory to Agent, provided that such opinion may be delivered to Agent in accordance with the Post-Closing Side Letter.

(i) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates as of a recent date, for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and, to the extent applicable with respect to each of the Borrowers, foreign qualification certificates issued by the Secretaries of State of Pennsylvania and South Carolina.

(j) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(k) Agent shall have completed its business, financial and legal due diligence of Obligors, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2011.

(l) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(m) Agent shall have received a Borrowing Base Certificate prepared as of June 8, 2012. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith, Excess Availability shall be at least $15,000,000.

(n) The Reaffirmation of Intercreditor Agreement and the DB Acknowledgement Agreement shall have been executed and delivered to Agent.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except that (i) the representations contained in Section 14.13 and (ii) any representation and warranty that itself is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

SECTION 7.	COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything to the contrary contained in clauses (a) through (n) above, the security interest created by the Agreement shall not extend to, and the term “Pledged Collateral” shall not include any Excluded Property.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept and excluding amounts credited to any Deposit Accounts subject to Liens permitted by Section 10.2.2(r). Upon the commencement of any Trigger Period, each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties and as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3. Real Estate Collateral.

7.3.1. Lien on Real Estate. The Obligations shall also be secured by Mortgages upon the Real Estate located at 2556 Wagener Road, Aiken, South Carolina and 1200 Susquehanna Avenue, Huntingdon, Pennsylvania. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Borrower acquires Real Estate hereafter with a fair market value in excess of $1,000,000, or is otherwise of material importance of such Borrower’s business, as determined in each case by Agent in its Credit Judgment, Borrowers shall, within 60 days, execute, deliver and record a Mortgage sufficient to create a First Priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2. Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Borrower hereby transfers and assigns to Agent, for the benefit of Secured Parties, all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof, provided that the foregoing assignment shall only apply to leases under which Borrower is a tenant if and to the extent such assignment is permitted by the terms of such lease.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, First Priority Lien in favor of Agent (for the benefit of Secured Parties).

7.4.2. Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of

Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, First Priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6. Further Assurances. Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

SECTION 8.	COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. Unless otherwise agreed by Agent in its sole discretion, on the first Business Day of each week, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous week, and at such other times as Agent may request. All calculations of Availability or Excess Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the last Business Day of each month, or on the first Business Day of each week if Excess Availability is less than $10,000,000, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such other information as Agent may reasonably request. If Accounts in an aggregate face amount of $100,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2. Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business (including the right of customers to return inventory which is defective or non-conforming); (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $250,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3. Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval except in the Ordinary Course of Business, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. Borrower shall sell Inventory only in the Ordinary Course of Business. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4. Administration of Equipment.

8.4.1. Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon reasonable request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2. Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens.

8.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment with a fair market value greater than $500,000, as reasonably determined by Agent, to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5. Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than (i) an account exclusively used for payroll, payroll taxes or employee benefits, (ii) an account containing not more that $100,000 at any time, (iii) foreign banks accounts in accordance with past practice containing not more than $1,500,000 in the aggregate at any time excluding funds in transit to a Deposit Account maintained in the United States and with respect to which Agent has control and (iv) accounts subject to Liens permitted by Section 10.2.2(r)). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein (except accounts and amounts deposited therein subject to Liens permitted by Section 10.2.2(r). Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims. Agent hereby acknowledges and agrees that the insurance currently maintained by Borrowers, as evidenced by the certificate or policies provided by Borrowers to Agent, satisfies the insurance requirement of this Section 8.6.2 as of the Closing Date.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding. Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to Revolver Loans and then to other Obligations.

(c) If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $1,000,000.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4. Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7. Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Upon the occurrence and during the continuation of an Event of Default, Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.	REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1. Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, (i) no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination; (ii) each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable; and (iii) there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5. Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and insurable title to (or valid leasehold interests in) all of its Real Estate, and good title to (or valid leasehold interest in) all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case necessary in the ordinary conduct of their respective businesses and free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, First Priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens and subject to recording the Mortgages in the appropriate recording offices in the jurisdictions whose such Real Estate subject to a Mortgage is located.

9.1.6. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business that are reflected on the face of the invoice related thereto or in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7. Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2011, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower is Solvent.

9.1.8. Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9. Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11. Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, as of the Closing Date, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. As of the Closing Date, all Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.11.

9.1.12. Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13. Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 or except as would not have a Material Adverse Effect on the business operations of the Borrowers, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. To the knowledge of the Borrowers, no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.

9.1.15. Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as shown on Schedule 9.1.16, as of the Closing Date, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. Except as shown on such Schedule, as of the Closing Date, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18. ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate

has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20. Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21. Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23. Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24. Common Enterprise. KAGY Holdings is the direct or indirect and beneficial owner and holder of all of the issued and outstanding Equity Interests in AGY Holdings and the other Borrowers and Guarantors. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrower and Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others. Borrowers and certain Guarantors render services to or for the benefit of the other Borrowers and/or the other Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of Borrowers and Guarantors (including, inter alia, the payment by Borrowers and Guarantors of creditors of

Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrowers and Guarantors). Borrowers and Guarantors have centralized accounting, common officers and directors and are in certain circumstances, identified to creditors as a single economic and business enterprise.

9.1.25. Grace Transaction Documents; Main Union Debt. Borrowers have delivered to Agent true, accurate and complete copies of the Share Sale Agreement, the Grace Option Agreement and the Framework Agreement. All Debt of AGY Cayman and the Grace Companies is Non-Recourse Debt. There is no security or collateral for the liabilities and obligations of AGY Holdings under the AGY Holdings Guarantees.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default has occurred and is continuing) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary (provided that the Borrowers will not be required to permit any sampling or analysis of any environmental media or of any building materials unless required by Applicable Law, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to three times per Loan Year; (ii) appraisals of Inventory and Metals up to three times per Loan Year, and (iii) appraisals of Equipment up to one time per Loan Year, and of Real Estate, at Agent’s reasonable request; provided, however, that if an examination or appraisal is initiated during the occurrence and continuance of a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to use third parties for such purposes.

(c) In addition to the appraisals described in clause (b) above, within 90 days after the Closing Date, Borrowers shall reimburse Agent for all charges, costs and expenses in connection with a new Inventory Appraisal and a new Equipment Appraisal, which shall in each case be prepared by an appraiser selected by Agent.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries (provided that the results of the Grace Companies shall not be included in such monthly reporting), setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event within 45 days after the end of each quarter, unaudited balance sheets as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(f) by January 31st of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability and Excess Availability for such Fiscal Year on a monthly basis and the following Fiscal Year on a quarterly basis;

(g) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(j) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business (including, without limitation, the financial condition or business of the Grace Companies).

Simultaneously with retaining accountants for their annual audit, Borrowers shall send a letter to the accountants, with a copy to Agent and Lenders, notifying the accountants that one of the primary purposes for retaining their services and obtaining audited financial statements is for use by Agent and Lenders. Agent is authorized to send such notice if Borrowers fail to do so for any reason.

10.1.3. Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of (1) any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) (i) entering into any material collective bargaining agreement, management agreement or consulting agreement or (ii) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that could reasonably be expected to have a Material Adverse Effect; (c) any default under or termination of a Material Contract that could reasonably be expected to have a Material Adverse Effect; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice that, in each case, could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening; or (2) any demands or default under the AGY Holdings Guarantees, the Grace Option Agreement or any Debt of the Grace Companies.

10.1.4. Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral, having a fair market value greater than $500,000, may be kept or that otherwise may possess or handle any Collateral having a fair market value greater than $500,000, in each case as such value is reasonably determined by Agent.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release in accordance with applicable Environmental Laws.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with financially sound and reputable insurers reasonably satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Guarantors of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies engaged in the same or similar business; and (b) business interruption insurance in an amount acceptable to Agent in its Credit Judgment, with deductibles and subject to an Insurance Assignment satisfactory to Agent.

10.1.8. Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect, except as would not have a Material Adverse Effect; promptly notify Agent of any material modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License, except as would not have a Material Adverse Effect.

10.1.9. Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.2. Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt and Debt under Capital Leases and refinancings or renewals thereof, in an aggregate amount not to exceed $20,000,000 at any one time outstanding;

(d) Senior Second Lien Debt;

(e) Borrowed Money (other than the Obligations, Subordinated Debt, Senior Second Lien Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(f) Bank Product Debt;

(g) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $5,000,000 in the aggregate at any time;

(h) (i) Debt incurred by Foreign Subsidiaries in an aggregate principal amount outstanding not to exceed $10,000,000 at any one time outstanding, and (y) Non-Recourse Debt incurred by the Grace Companies incurred in connection with the Grace Transaction;

(i) Permitted Contingent Obligations;

(j) Refinancing Debt as long as each Refinancing Condition is satisfied; and

(k) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $10,000,000 in the aggregate at any time.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent including any Lien created under any Loan Document;

(b) Purchase Money Liens securing Permitted Purchase Money Debt and Liens securing Capital Leases permitted under Section 10.2.1(c);

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h) easements, rights-of-way, zoning and other restrictions, covenants or other agreements of record, encroachments, minor defects and other irregularities in title, and other similar charges or encumbrances on Real Estate, that do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens securing the Senior Second Lien Debt, to the extent such Liens are subject to the Intercreditor Agreement;

(k) Liens securing obligations under the DB Lease Agreement as in effect on the Closing Date, provided that any such Liens attach only to the property that is the subject of the DB Lease Agreement, as applicable, and do not encumber any other property of the Loan Parties;

(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(m) existing Liens shown on Schedule 10.2.2;

(n) carriers’, warehouseman’s, mechanics’, landlords’, materialman’s repairman’s or other similar liens arising in the Ordinary Course of Business which are not delinquent for more than 90 days and remain payable without penalty or which are being Properly Contested;

(o) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(p) licenses, sublicenses, leases or subleases entered into in the Ordinary Course of Business and not interfering with the Ordinary Course of Business of Borrowers or materially impair the use (for its intended purpose) or value of the property subsequent thereto;

(q) Liens securing Debt incurred pursuant to Section 10.2.1(h), provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Debt; and

(r) Liens on cash in an amount not in excess of $1,500,000 in a segregated cash collateral account to secure all obligations due to Banc of America Leasing & Capital LLC under that certain Master Lease Agreement Number 18147-90000 dated as of June 19, 2008.

10.2.3. Reserved.

10.2.4. Distributions; Upstream Payments. Declare or make any Distributions, except Upstream Payments and Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5. Restricted Investments. Make any Restricted Investment.

10.2.6. Disposition of Assets; Sale and Leaseback Transactions. (i) Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

(ii) Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is a Permitted Asset Disposition and (ii) any Liens arising in connection with its use of such property are permitted by Section 10.2.2, except that the Borrowers may enter into a single Sale and Leaseback Transaction in an amount not exceeding $10,000,000 and, in addition, may enter into a Sale and Leaseback Transaction on up to 50% of alloy assets owned by Borrowers.

10.2.7. Loans. Make any loans or other advances of money to any Person, except (a) advances to a director, officer or employee (i) for salary, travel expenses, commissions and similar items in the Ordinary Course of Business and (ii) in an amount not to exceed $2,000,000 at any time outstanding, to purchase Equity Interests of AGY Holdings or KAGY Holdings; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower; and (e) loans or advances to AGY Cayman or its Subsidiaries not to exceed, at any time outstanding (i) $5,000,000, less (ii) the amount of any direct or indirect Investments in AGY Cayman or its Subsidiaries permitted under clause (i) of the definition of Restricted Investments.

10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt or Senior Second Lien Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under the Intercreditor Agreement, or any intercreditor or subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); provided, that, notwithstanding the foregoing, Borrowers may prepay, redeem or otherwise acquire the Senior Second Lien Debt if, after giving effect to such prepayment, redemption or other acquisition, (i) there shall be Excess Availability of at least $20,000,000 and (ii) Borrowers shall have furnished to Agent, at least five (5) Business Days prior to making such prepayment, redemption or acquisition, a certificate executed by a Senior Officer of Borrowers, in form and substance satisfactory to Agent, and demonstrating that the Borrowers will have a Fixed Charge Coverage Ratio (calculated as if such prepayment, redemption or acquisition had been made on the first day of the trailing four Fiscal Quarters ending immediately prior to the actual occurrence of the prepayment, redemption or acquisition) of not less than 1.5 to 1.0.

10.2.9. Fundamental Changes. Merge, combine or consolidate with any Person except in connection with a Permitted Acquisition, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

10.2.10. Subsidiaries; Equity Interests. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit AGY Holdings or any existing Borrower or any Subsidiary that is a Guarantor or any Equity Interests of which are pledged to Agent as Collateral for the Obligations to issue any additional Equity Interests (including by way of sales of treasury stock) except (i) director’s qualifying shares, (ii) AGY Holdings and any Subsidiary may effect stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of AGY Holdings or any Subsidiaries in any class of Equity Interest of such Subsidiary, (iii) Subsidiaries formed after the Closing Date in accordance with Section 10.1.9 may issue Equity Interests to AGY Holdings or its Subsidiaries, and (iv) AGY Holdings may issue Qualified Capital Stock to KAGY Holdings. All Equity Interests issued pursuant to this Section 10.2.10 shall be pledged to Agent as Collateral for the Obligations (other than Equity Interest that would result in the pledge of more than 65% of the Voting Stock of a Foreign Subsidiary).

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner adverse to the interests of the Lenders and the Secured Parties in any material respect.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date (or, in the good faith judgment of the Board of Directors of AGY Holdings, which are substantially related thereto or are reasonable extensions thereof) and any activities incidental thereto.

10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation (including bonus) and other benefits (including retirement, health, stock option and other benefit plans) to directors, officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors, officers and employees’ fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17, and transactions with Affiliates otherwise permitted by the Loan Documents; (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate, (g) Permitted Distributions and Investments permitted by Section 10.2.5, (h) so long as no Default or Event of Default exists, the payment of regular management fees to Sponsor in the amounts and at the times specified in the Management Agreement, dated as of April 7, 2006 among KAGY Holdings, KAGY Acquisition Corp., Parent Borrower and Sponsor, as in effect on the Closing Date or as thereafter amended or replaced in any manner that, taken as a whole, is not more adverse to the interests of the Lenders or Secured Parties in any material respect than such agreement as in effect on the Closing Date, provided that payments under this clause (h) shall not exceed $1,000,000 in any Fiscal Year, (i) the existence of, and the performance by any Obligor of its obligations under the terms of, any limited liability company, limited partnership or other Organic Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed to Agent, as in effect on the Closing Date, and similar agreements that it may enter into thereafter in the Ordinary Course of Business; provided, however, that the existence of, or the performance by any Obligor of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 10.2.17 to the extent not more adverse to the interest of the Lenders and Secured Parties in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date, (j) sales of Qualified Capital Stock of Holdings to Affiliates of AGY Holdings not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (k) any transaction with an Affiliate where the only consideration paid by any Obligor is Qualified Capital Stock of Holdings, and (l) as contemplated by the Loan Documents and the Senior Second Lien Note Documents

10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19. Amendments to Senior Second Lien Note Documents. Amend, supplement or otherwise modify Senior Second Lien Note Indenture or any Senior Second Lien Note Document, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; or extends the maturity date to any date earlier than June 15, 2017, (d) increases the interest rate by more than 3.00%; (e) increases or adds any fees or charges other than customary refinancing fees; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not constituting “Permitted Debt” under the Senior Second Lien Note Indenture, or otherwise not being fully benefited by the subordination provisions thereof.

10.2.20. Secondary Grace Purchase Make any payment in respect of the Secondary Grace Purchase, whether such payment is an installment or otherwise, unless the Secondary Grace Purchase Conditions are satisfied at the time of any such payment, as determined by Agent in its Credit Judgment.

10.2.21. Amendments to AGY Holdings Guarantees and DB Lease Agreement. Amend, supplement or otherwise modify the AGY Holdings Guarantees or the DB Lease Agreement in any manner that is adverse in any material respect to the interest of the Secured Parties or the Lenders.

10.2.22. Incurrence of Certain Debt. Create, incur, guarantee or suffer to exist any Debt pursuant to section 4.09(b)(17) of the Senior Second Lien Note Indenture other than the Obligations, except to the extent of any permanent reduction in the Revolver Commitments after the Closing Date.

10.3. Financial Covenant. If (i) any Commitments or Obligations are outstanding and (ii) after the occurrence of a Financial Covenant Testing Period, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each period of four Fiscal Quarters ending during, or on the last day of the Fiscal Quarter immediately before, any Financial Covenant Testing Period.

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any information contained in any Borrowing Base Certificate is incorrect or misleading in any material respect (other than (i) errors understating the Borrowing Base and (ii) errors occurring when Excess Availability continues to exceed $6,250,000 after giving effect to the correction of such errors) or any representation, warranty or other written statement of an Obligor made in connection with any other Loan Documents (other than the Borrowing Base Certificate) or transactions contemplated thereby is incorrect or misleading in any material respect (or, in the case of the representations contained in Section 14.13, in any respect) when given;

(c) A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guarantee; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under (i) any Hedging Agreement, (ii) the DB Lease Agreement, (iii) any Senior Second Lien Note Document, (iv) the AGY Holdings Guarantees, or (v) any other document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $2,500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $2,500,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless (i) a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise or (ii) Excess Availability continues to exceed, at all times during which such judgment remains unsatisfied, $8,750,000 after giving effect to such judgment or order;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $2,500,000 unless Excess Availability continues to exceed $8,750,000 after giving effect to such loss, theft, damage or destruction;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect;

(n) the Intercreditor Agreement shall cease to be in full force and effect, or in the case of the Intercreditor Agreement shall cease to give Agent, for the benefit of the Secured Parties, the Lien priority, rights, power and privileges purported to be created and granted under the Intercreditor Agreement, or any Person shall seek to establish the invalidity or unenforceability of the Intercreditor Agreement;

(o) AGY Holdings shall fail to make any payment when due in respect of any of the AGY Guarantees; or

(p) Borrowers shall fail to maintain, at any time during the thirty (30) day period immediately following completion of the Secondary Grace Purchase, Excess Availability in an amount not less than the greater of (i) $8,750,000, or (ii) 17.5% of the Borrowing Base as determined as of the last day of the most recent fiscal month.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3. License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.	AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Secured Party appoints and designates UBS as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement and the DB Acknowledgment Agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts, Inventory, Metals, Equipment or Real Estate constitute Eligible Accounts, Eligible Inventory, Eligible Metals, Eligible Equipment or Eligible Real Estate, respectively, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien permitted hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither UBS nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6. Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share. In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor Agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to UBS by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10. Remittance of Payments and Collections.

12.10.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2. Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3. Recovery of Payments. If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Secured Party that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11. Agent in its Individual Capacity. As a Lender, UBS Lender shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include UBS Lender in its capacity as a Lender. UBS, UBS Lender and their respective Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if UBS were not Agent hereunder, without any duty to account therefor to Lenders. In their individual capacities, UBS, UBS Lender and their respective Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that UBS, UBS Lender and their respective Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.12. Agent Titles. Each Lender that is designated (on the cover page of this Agreement or otherwise) by UBS as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.13. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution other than a Defaulting Lender (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3. Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3. Certain Assignees. No assignment may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. In connection with any assignment by a Defaulting Lender, such assignment shall only be effective upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or subparticipations, or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and LC Obligations. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.4. Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 14.	MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Pro Rata or Required Lenders; (iii) increase any advance rate or decrease the Availability Block; (iv) release Collateral with a book value greater than $5,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (v) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release; and

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6.

14.1.2. Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3. Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3. Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.4. Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Counterparts. Any Loan Document may be executed in any number of counterparts and by different parties in separate counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy, facsimile or other electronic transmission (including PDF) shall be effective as delivery of a manually executed counterpart of such agreement.

14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

14.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12. Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13. Certifications and Representations Regarding Indentures. Borrowers certify and represent to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Senior Second Lien Note Indenture, including Section 4.09 thereof, or any other Senior Second Lien Note Document. Borrowers further certify and represent that the Commitments and Obligations constitute and at all times while outstanding will remain “Permitted Debt” under the Senior Second Lien Note Indenture and that Borrowers have not taken any action that would cause their incurrence of the Obligations to violate the Senior Second Lien Note Indenture. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute “Permitted Debt” at such time.

14.14. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

14.15. Consent to Forum.

14.15.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK COUNTY, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.16. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17. Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

14.18. Amendment and Restatement. Effective immediately upon the Closing Date, the terms and conditions of the Existing Credit Agreement shall be amended and restated as set forth herein and the

Existing Credit Agreement shall be superseded by this Credit Agreement. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents and the grant of security interests and Liens in the Collateral by the Borrowers and the Guarantors under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue under this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter continue to be in full force and effect and be governed by this Credit Agreement and the other Loan Documents. All Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Credit Agreement and the other Loan Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any other “Loan Document” (as defined in the Existing Credit Agreement), nor does it operate as a waiver of any right, power or remedy of the Agent or any Lender under any “Loan Document” (as defined in the Existing Credit Agreement). All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Credit Agreement and the provisions hereof.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

AGY HOLDING CORP.

By:	/s/ Catherine Cuisson
Title:	VP, Treasurer and Secretary

Address:
2556 Wagener Road
Aiken, South Carolina 29801
Attn: Catherine Cuisson
Telecopy: (803) 643-1180

AGY AIKEN LLC

By:	/s/ Catherine Cuisson
Title:	VP, Treasurer and Secretary

Address:
2556 Wagener Road
Aiken, South Carolina 29801
Attn: Catherine Cuisson
Telecopy: (803) 643-1180

AGY HUNTINGDON LLC

By:	/s/ Catherine Cuisson
Title:	VP, Treasurer and Secretary

Address:
2556 Wagener Road
Aiken, South Carolina 29801
Attn: Catherine Cuisson
Telecopy: (803) 643-1180

Signature Page to AGY Credit Agreement

AGENT AND LENDERS:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:	/s/ Mary E. Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Title:	Associate Director

Address:
677 Washington Boulevard, 6th Floor
Stamford, CT 06901
Attn: Banking Products Services Agency
Telecopy: 203-719-4176
Email: DL-UBSAgency@ubs.com

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Title:	Associate Director

Address:
677 Washington Boulevard, 6th Floor
Stamford, CT 06901
Attn: Banking Products Services Agency
Telecopy: 203-719-4176
Email: DL-UBSAgency@ubs.com

Signature Page to AGY Credit Agreement

EXHIBIT A

To

Second Amended and Restated

Loan and Security Agreement

REVOLVER NOTE

[Date]	$	New York, New York

AGY HOLDING CORP., a Delaware corporation, AGY AIKEN LLC, a Delaware limited liability company, and AGY HUNTINGDON LLC, a Delaware limited liability company (collectively, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to                      (“Lender”), the principal sum of                      DOLLARS ($                ), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Second Amended and Restated Loan and Security Agreement dated as of June 15, 2012, among Borrowers, UBS AG, Stamford Branch, as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note. Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

By
Title:

By
Title:

By
Title:

EXHIBIT B

to

Second Amended and Restated

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended and Restated Loan and Security Agreement dated as of June 15, 2012, as amended (“Loan Agreement”), among AGY HOLDING CORP., AGY AIKEN LLC and AGY HUNTINGDON LLC (collectively, “Borrowers”), UBS AG, STAMFORD BRANCH, as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

                     (“Assignor”) and                      (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $                 of Assignor’s outstanding Revolver Loans and $                 of Assignor’s participations in LC Obligations, and (b) the amount of $                 of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments), (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $                , the outstanding balance of its Revolver Loans and participations in LC Obligations is $                ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile or other electronic transmission (including PDF), or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

EXHIBIT C

to

Second Amended and Restated

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Second Amended and Restated Loan and Security Agreement dated as of June 15, 2012, as amended (“Loan Agreement”), among AGY HOLDING CORP., AGY AIKEN LLC and AGY HUNTINGDON LLC (collectively, “Borrowers”), UBS AG, STAMFORD BRANCH, as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of                 , 20     (“Assignment Agreement”), between                      (“Assignor”) and                      (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $                 of Assignor’s outstanding Revolver Loans and $                 of Assignor’s participations in LC Obligations, and (b) the amount of $                 of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $                , and Assignee’s Revolver Commitment to be increased by $                .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

*	No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

UBS AG, STAMFORD BRANCH,
as Agent

By
Title:

EXHIBIT D

to

Second Amended and Restated

Loan and Security Agreement

NOTICE OF BORROWING

                     , 20

UBS AG, Stamford Branch,

  as Agent

677 Washington Boulevard

Stamford, CT 06901

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Loan and Security Agreement dated as of June 15, 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among AGY Holding Corp., a Delaware corporation (“AGY Holdings”), AGY Aiken LLC, a Delaware limited liability company (“Aiken”), AGY Huntingdon LLC, a Delaware limited liability company (“Huntingdon” and, together with AGY Holdings and Aiken, the “Borrowers”), the financial institutions from time to time party thereto as lenders (the “Lenders”), UBS AG, Stamford Branch, as administrative agent for such Lenders (the “Agent”), and UBS Securities LLC, as documentation agent for such Lenders. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement. This notice is subject to the terms of the Loan Agreement.

Pursuant to Section 4.1.1 of the Loan Agreement, the Borrower Agent hereby gives you notice, irrevocably, and hereby requests that Revolver Loans, as specified below, under the Loan Agreement be made, and in connection therewith set forth below is the information related to the proposed Borrowing (the “Proposed Borrowing”) as required by Section 4.1.1 of the Loan Agreement:

1. The principal amount of the Proposed Borrowing under the Loan Agreement shall be $[                ].

2. The requested funding date of the Proposed Borrowing is [                    ,         ] [which shall be a Business Day].

3. The Proposed Borrowing shall consist of $[                ] Base Rate Loans and $[                ] LIBOR Loans.

4. The Interest Period to be applied to such LIBOR Loans shall be [    ] months.

The Borrower Agent hereby certifies that both as of the date hereof and as of the date of the Proposed Borrowing (both before and after giving effect to such Proposed Borrowing):

(a) no Default or Event of Default has occurred and is continuing;

(b) the representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (except that any representation and warranty that itself is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on the date of, and upon giving effect to, such Proposed Borrowing (except for representations and warranties that expressly relate to an earlier date);

(c) all conditions precedent in the Loan Documents to the making of the requested Revolver Loans have been satisfied;

(d) no event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect; and

(e) pursuant to sections 409(b)(1) and 409(b)(17) of the Senior Second Lien Note Indenture, the Borrowers are permitted to incur Indebtedness (as such term is defined in the Senior Second Lien Note Indenture) under a Credit Facility (as such term is defined in the Senior Second Lien Note Indenture) in an aggregate principal amount at any one time outstanding of not less than $                .

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this notice as of this      day of                 , 20    .

AGY HOLDING CORP.,
as Borrower Agent

By:
Name:
Title:

SCHEDULE 1.1

to

Second Amended and Restated

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Total Commitments

SCHEDULE 8.5

to

Second Amended and Restated

Loan and Security Agreement

DEPOSIT ACCOUNTS

Depository Bank	Type of Account	Account Number

SCHEDULE 8.6.1

to

Second Amended and Restated

Loan and Security Agreement

BUSINESS LOCATIONS

1.	Borrowers currently have the following business locations, and no others:

Chief Executive Office:

Other Locations:

2.	In the five years preceding the Closing Date, Borrowers have had no office or place of business located in any county other than as set forth above, except:

3.	Each Subsidiary currently has the following business locations, and no others:

Chief Executive Office:

Other Locations:

4.	The following bailees, warehouseman, similar parties and consignees hold inventory of a Borrower or Subsidiary:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

SCHEDULE 9.1.4

to

Second Amended and Restated

Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares

2.	The record holders of Equity Interests of each Borrower and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner

3.	All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows:

4.	In the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

SCHEDULE 9.1.11

to

Second Amended and Restated

Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrowers’ and Subsidiaries’ patents:

Patent	Owner	Status in Patent Office	Federal Registration No.	Registration Date

2.	Borrowers’ and Subsidiaries’ trademarks:

Trademark	Owner	Status in Trademark Office	Federal Registration No.	Registration Date

3.	Borrowers’ and Subsidiaries’ copyrights:

Copyright	Owner	Status in Copyright Office	Federal Registration No.	Registration Date

4.	Borrowers’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licensor	Description of License	Term of License	Royalties Payable

SCHEDULE 9.1.14

to

Second Amended and Restated

Loan and Security Agreement

ENVIRONMENTAL MATTERS

SCHEDULE 9.1.15

to

Second Amended and Restated

Loan and Security Agreement

RESTRICTIVE AGREEMENTS

Entity	Agreement	Restrictive Provisions

SCHEDULE 9.1.16

to

Second Amended and Restated

Loan and Security Agreement

LITIGATION

1.	Proceedings and investigations pending against Borrowers or Subsidiaries:

2.	Threatened proceedings or investigations of which any Borrower or Subsidiary is aware:

3.	Pending Commercial Tort Claim of any Obligor:

SCHEDULE 9.1.18

to

Second Amended and Restated

Loan and Security Agreement

PENSION PLAN DISCLOSURES

SCHEDULE 9.1.20

to

Second Amended and Restated

Loan and Security Agreement

LABOR CONTRACTS

Borrowers and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

Parties	Type of Agreement	Term of Agreement

SCHEDULE 10.2.2

to

Second Amended and Restated

Loan and Security Agreement

EXISTING LIENS

SCHEDULE 10.2.17

to

Second Amended and Restated

Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS